Filed Under Rule 424(b)(3), Registration Statement No. 333-175599
Pricing Supplement No. 3 - dated Monday, November 7, 2011 (To: Prospectus Dated July 15, 2011)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WEX9	[$]	100.000%	1.250%	[$]	FIXED	4.650% (Per Annum)
SEMI-ANNUAL
								11/15/2016	05/15/2012	$22.99	YES	Senior Unsecured Notes

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC  Agents:  Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WEY7	[$]	100.000%	2.000%	[$]	FIXED	6.250% (Per Annum)
SEMI-ANNUAL
								11/15/2023	05/15/2012	$30.90	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2012 and every coupon date thereafter.

This series of Bank of America InterNotes (CUSIP 06050WEY7) will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring on 11/15/2012 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC  Agents:  Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates:  Monday, November 7, 2011 through Monday, November 14, 2011
Trade Date: Monday, November 14, 2011 @ 12:00 PM ET
Settlement Date: Thursday, November 17, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 7-15-11